                               [REGISTER.COM LOGO]

REGISTER.COM TO DISTRIBUTE $120 MILLION THROUGH A SELF TENDER AT $6.35 PER SHARE

New York, NY, July 31, 2003 - Register.com, Inc. (Nasdaq: RCOM), a leading provider of global domain registration and Internet services, announced today that its Board of Directors has approved plans to distribute $120 million in cash to its securityholders by means of a self tender offer. The self tender will be priced at $6.35 per share, and will include stock and warrants.

Register.com expects to file offering materials with the Securities and Exchange
Commission and to commence its offer on or about August 4, 2003. The offer will subsequently remain open for 20 business days, unless extended by the Company.

Register.com's Board of Directors has unanimously approved the offer. However, neither the Company nor its Board of Directors makes any recommendation to investors and security holders as to whether they should or should not tender in the offer. Securityholders must make their own decision as to whether to tender their shares and/or warrants and, if so, how many shares or warrants to tender.

ABOUT REGISTER.COM

Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With over three million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses.

In October 2002, Register.com was named among Deloitte & Touche's Technology
Fast 50 in New York. The company was founded in 1994 and is based in New York.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the share repurchase, Register.com expects to file an Offer to Purchase and related materials as part of a Schedule TO, with the Securities and Exchange Commission. These materials will contain important information.
Investors and security holders are advised to carefully review these documents and related materials when they become available.

Investors and security holders may obtain a free copy of the Offer to Purchase and other documents filed by Register.com with the Commission at the
Commission's web site, www.sec.gov. Copies of the Offer to Purchase, as well as
Register.com's related filings made with the Commission, may also be obtained from the Company's Investor Relations Department at (212) 798-9169.

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Statements in this announcement other than historical data and information constitute forward-looking statements, and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, uncertainty of future revenue and profitability from existing and acquired businesses, increasing competition across all segments of the domain name registration business, risk associated with the Company's restructuring process and future business plan, risks associated with the
Company's recently announced $120 million cash distribution, risks associated with high levels of credit card chargebacks and refunds, uncertainty regarding the introduction and success of new top level domains, including the launch of the .pro top level domain, customer acceptance of new products and services offered in addition to, or as enhancements of our registration services, uncertainty of regulations related to the domain registration business and the
Internet generally, the rate of growth of the Internet and domain name industry, and other factors detailed in our filings with the Securities and Exchange
Commission, including our quarterly report on Form 10Q for the period ended
March 31, 2003 currently on file.

CONTACT:
Stephanie Marks, Investor Relations
(212) 798-9169
smarks@register.com